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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                           1934 or Suspension of Duty
               to File Reports Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                        Commission File Number: 000-23207

                        NEUTRAL POSTURE ERGONOMICS, INC.
             (Exact name of registrant as specified in its charter)

                    3904 N. TEXAS AVENUE, BRYAN, TEXAS 77803
                                 (979) 778-0502
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                      NONE
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)       [ ]          Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]          Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)       [ ]          Rule 15d-6
         Rule 12h-3(b)(1)(i)        [ ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Neutral Posture Ergonomics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      NEUTRAL POSTURE ERGONOMICS, INC.



DATE: April 27, 2001                  By:  /s/  REBECCA E. BOENIGK
                                         --------------------------------------
                                         Rebecca E. Boenigk
                                         Chairman and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.